Exhibit 3.2
AMENDMENT NO. 3 TO THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
COPANO ENERGY, L.L.C.
THIS AMENDMENT NO. 3 TO THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF COPANO ENERGY, L.L.C. (this “Amendment”), dated as of October 19, 2007, is entered into and effectuated by the Board of Directors (the “Board”) of Copano Energy, L.L.C. (the “Company”) pursuant to authority granted to it in Sections 5.6 and 11.1 of the Third Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C., dated as of April 30, 2007, as amended (the “Limited Liability Company Agreement”). Capitalized terms used but not defined herein are used as defined in the Limited Liability Company Agreement.
WHEREAS, Section 5.6(a) of the Limited Liability Company Agreement provides that the Company may issue additional Company Securities for any Company purpose at any time and from time to time for such consideration and on such terms and conditions as the Board shall determine, all without the approval of any Members;
WHEREAS, Section 5.6(b) of the Limited Liability Company Agreement provides that the Company Securities authorized to be issued by the Company pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Securities) as shall be fixed by the Board;
WHEREAS, Section 11.1(c)(vii) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member, may amend any provision of the Limited Liability Company Agreement that the Board determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Company Securities pursuant to Section 5.6 of the Limited Liability Company Agreement;
WHEREAS, the Board has determined that the issuance of the Class E Units provided for in this Amendment are permitted by Section 5.6 of the Limited Liability Company Agreement;
WHEREAS, Section 11.1(c)(iv) of the Limited Liability Company Agreement provides that the Board, without the approval of any Member, may amend any provision of the Limited Liability Company Agreement to reflect a change that the Board determines does not adversely affect the Members (including any particular class of Interests as compared to other classes of Interests) in any material respect; and
WHEREAS, the Board deems it in the best interest of the Company to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Class E Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Class E Units, including without limitation the conversion of the Class E Units into Common Units in accordance with the terms described herein, and (ii) such other matters as are provided herein.
Amendment No. 3 to Third Amended and Restated
Limited Liability Company Agreement, Page 1

NOW, THEREFORE, it is hereby agreed as follows:
A. Amendment. The Limited Liability Company Agreement is hereby amended as follows:
1. Section 1.1 is hereby amended to add the following definitions:
     ”Class E Units” means a Company Security representing a fractional part of the Interests of all Members, and having the rights and obligations specified with respect to the Class E Units in this Agreement. The term “Class E Unit” does not refer to a converted Class E Unit after its conversion into a Common Unit pursuant to the terms hereof.
     ”Private Placement Value” means with respect to the Class E Units and the Privately Placed Common Units, [INSERT CURRENT FAIR MARKET VALUE OF A COMMON UNIT] per Unit.
     ”Privately Placed Common Units” means the Common Units issued pursuant to the Unit Purchase Agreement.
     ”Unit Purchase Agreement” means the Class E Unit and Common Unit Purchase Agreement dated as of August 31, 2007 between the Company and the purchasers named therein.
2. Section 1.1 is hereby amended by amending and restating the following definitions:
     ”Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each fiscal year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of a Common Unit, Class C Unit, Class D Unit, Class E Unit or any other Interest shall be the amount that such Adjusted Capital Account would be if such Common Unit, Class C Unit, Class D Unit, Class E Unit or other Interest were the only interest in the Company held by such Member from and after the date on which such Common Unit,
Amendment No. 3 to Third Amended and Restated
Limited Liability Company Agreement, Page 2

Class C Unit, Class D Unit, Class E Unit or other Interest was first issued.
     ”Capital Account” means the capital account maintained for a Member pursuant to Section 5.5. The “Capital Account” of a Member in respect of a Common Unit, Class C Unit, Class D Unit, Class E Unit or any other Interest shall be the amount that such Capital Account would be if such Common Unit, Class C Unit, Class D Unit, Class E Unit or other Interest were the only interest in the Company held by such Member from and after the date on which such Common Unit, Class C Unit, Class D Unit, Class E Unit or other Interest was first issued.
     ”Common Unit” means a Company Security representing a fractional part of the Interests of all Members, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to a Class C Unit, a Class D Unit or a Class E Unit prior to its conversion into a Common Unit pursuant to the terms hereof.
     ”Company Security” means any class or series of equity interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Company), including without limitation, Common Units, Class C Units, Class D Units and Class E Units, which are separate classes of Interests.
     ”Interest” means the ownership interest of a Member in the Company, which may be evidenced by Common Units, Class C Units, Class D Units, Class E Units or other Company Securities or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.
     ”Issue Price” means the price at which a Unit is purchased from the Company, after taking into account any sales commission or underwriting discount charged to the Company and after taking into account any other form of discount with respect to the price at which a Unit is purchased from the Company. In the case of the Class E Units, the Issue Price shall be deemed to be $31.77 per unit; and in the case of the Privately Placed Common Units, the Issue Price shall be deemed to be $34.66 per unit.
     ”Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, as the case may be, underlying any Common Unit (other than a Privately Placed Common Unit), Class C Unit, Class D Unit, Class E Unit or Privately Placed Common Unit, as the case may be, held by a Person.
     ”Outstanding” means, with respect to Company Securities, all Company Securities that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of
Amendment No. 3 to Third Amended and Restated
Limited Liability Company Agreement, Page 3

determination; provided, however, that no Company Securities held by the Company (other than Company Securities representing Interests held by the Company on behalf of Non-Citizen Assignees) or any other Group Member shall be considered Outstanding; provided, further, that for purposes of the foregoing, the Class C Units, Class D Units and Class E Units shall be deemed to be of the same class of Company Securities as the Common Units.
     ”Remaining Net Positive Adjustments” means as of the end of any taxable period, with respect to the Unitholders holding Common Units, Class C Units, Class D Units or Class E Units, the excess of (i) the Net Positive Adjustments of the Unitholders holding Common Units, Class C Units, Class D Units or Class E Units as of the end of such period over (ii) the sum of those Members’ Share of Additional Book Basis Derivative Items for each prior taxable period.
     ”Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, with respect to the Unitholders holding Common Units, Class C Units, Class D Units or Class E Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
     ”Unit” means a Company Security that is designated as a “Unit” and shall include Common Units, Class C Units, Class D Units and Class E Units.
3. Section 4.1 is hereby amended and restated as follows:
     Section 4.1 Certificates. Upon the Company’s issuance of Common Units, Class C Units, Class D Units or Class E Units to any Person, the Company shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, upon the request of any Person owning any other Company Securities other than Common Units, Class C Units, Class D Units or Class E Units, the Company shall issue to such Person one or more certificates evidencing such other Company Securities. Certificates shall be executed on behalf of the Company by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Directors elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Company. Any or all of the signatures required on the Certificate may be by facsimile. If any Officer or Transfer Agent who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such Officer or Transfer Agent before
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Limited Liability Company Agreement, Page 4

such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such Officer or Transfer Agent at the date of issue. Certificates shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder’s name and number of Units.
4. Section 4.6 of the Limited Liability Company Agreement is hereby amended to add a new Section 4.6(c) as follows:
     (c) The transfer of (1) a Class E Unit that has been converted into a Common Unit pursuant to Section 5.14 or (2) a Privately Placed Common Unit shall be subject to the restrictions imposed by Section 6.9.
5. Section 5.5(a) of the Limited Liability Company Agreement is hereby amended to add the following at the end of such section:
     The initial Capital Account balance in respect of each Class E Unit shall be the Private Placement Value for such Class E Unit, and the initial Capital Account balance of each holder of Class E Units in respect of all Class E Units held by such holder shall be the product of such initial balance for a Class E Unit multiplied by the number of Class E Units held by such holder. The initial Capital Account balance in respect of each Privately Placed Common Unit shall be the Private Placement Value for such Privately Placed Common Unit, and the initial Capital Account balance of each holder of Privately Placed Common Units in respect of all Privately Placed Common Units held by such holder shall be the product of such initial balance for a Privately Placed Common Unit multiplied by the number of Privately Placed Common Units held by such holder. Immediately following the creation of a Capital Account balance in respect of each Class E Unit, each holder acquiring a Class E Unit at original issuance shall be deemed to have received a cash distribution in respect of such Class E Units in an amount equal to the product of (x) the total number of Class E Units so acquired by such holder multiplied by (y) the difference between the Private Placement Value and the Issue Price of a Class E Unit. Immediately following the creation of a Capital Account balance in respect of each Privately Placed Common Unit, each Unitholder acquiring a Privately Placed Common Unit at original issuance shall be deemed to have received a cash distribution in respect of such Privately Placed Common Units in an amount equal to the product of (x) the total number of Privately Placed Common Units so acquired by such Unitholder multiplied by (y) the difference between the Private Placement Value and the Issue Price of a Privately Placed Common Unit. The purpose of the four preceding sentences is to provide the initial purchasers of Class E Units and Privately Placed Common Units with a net Capital Account in the Class E Units and Privately Placed Common Units on the date of purchase equal to the Issue Price paid by those purchasers for the Class E Units and Privately Placed Common Units.
Amendment No. 3 to Third Amended and Restated
Limited Liability Company Agreement, Page 5

6. Section 5.5(d) of the Limited Liability Company Agreement is amended and restated in its entirety to read as follows:
     (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Interests for cash or Contributed Property, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Interests shall be determined by the Board of Directors using such method of valuation as it may adopt; provided, however, that the Board of Directors, in arriving at such valuation, must take fully into account the fair market value of the Interests of all Members at such time. The Board of Directors shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a fair market value for individual properties. Any adjustments that are made under this paragraph in connection with the issuance of the Class E Units or the Privately Placed Common Units shall be based on the Private Placement Value of the Class E Units and Privately Placed Common Units.
     (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of an Interest), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 10.3 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 10.3, be determined and allocated by the Liquidator using such method of valuation as it may adopt.
Amendment No. 3 to Third Amended and Restated
Limited Liability Company Agreement, Page 6

7. Section 5.10(a) is hereby amended and restated in its entirety to read as follows:
     “Subject to Section 5.10(d), Section 6.6 and Section 6.7 (dealing with adjustments of distribution levels), the Company may make a Pro Rata distribution of Company Securities to all Record Holders of Company Securities or may effect a subdivision or combination of Company Securities so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units (including the number of Common Units into which Class C Units, Class D Units and Class E Units may convert and the number of Class C Units issued on the Contribution Amendment Closing Date and the number of Class D Units and Class E Units issued on the Purchase Agreement Closing Date are proportionately adjusted retroactive to the date of formation of the Company.”
8. Article V is hereby amended to add a new Section 5.14, creating a new series of Units as follows:
     Section 5.14 Establishment of Class E Units.
     (a) General. The Board hereby designates and creates a series of Units to be designated as “Class E Units” and consisting of a total of 5,598,836 Class E Units, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class E Units as set forth in this Section 5.14.
     (b) Allocations. Subject to the provisions of Section 6.1(d)(iii), all allocations of items of Company income, gain, loss, deduction and credit under Section 6.1 (a) and Section 6.1(b) shall be allocated to the Class E Units on a basis that is pro rata with the Common Units (other than Privately Placed Common Units), so that the amount thereof allocated to each Common Unit (other than Privately Placed Common Units) will equal the amount thereof allocated to each Class E Unit.
     (c) Distributions.
          (i) Not withstanding anything to the contrary in Section 6.4 and Section 6.5, no Class E Unit shall have the right to share in any distributions made to Unitholders pursuant to Section 6.4 or Section 6.5 prior to and including Company distributions announced during the fourth quarter of 2008 for distributions attributable to the third quarter ending September 30, 2008.
          (ii) Beginning with Company distributions paid during the first quarter of 2009 for distributions attributable to the fourth quarter ending December 31, 2008, each Class E Unit shall have the right to share in distributions pursuant to Section 6.4 and Section 6.5 on a pro rata basis with the Common Units, with the amount of any distributions
Amendment No. 3 to Third Amended and Restated
Limited Liability Company Agreement, Page 7

on each Class E Unit equaling 110% of the quarterly cash distribution amount payable on each Common Unit.
     (d) Conversion of Class E Units to Common Units Pursuant to a Vote of Common Unitholders. Except as provided in this Section 5.14, the Class E Units are not convertible into Common Units. The Board shall, as promptly as practicable following the issuance of the Class E Units, but in any event not later than 180 days from the issuance of the Class E Units, take such actions as may be necessary or appropriate to submit to a vote or consent of the holders of the Outstanding Common Units, the Outstanding Class C Units and the Outstanding Class D Units the approval of a change in the terms of the Class E Units to provide that each Class E Unit will convert into one Common Unit on the date on which the Company pays distributions attributable to the third quarter ending September 30, 2008, such change in terms effective upon such approval by the Unitholders of the issuance of additional Common Units upon such conversion. The vote or consent required for such approval will be the requisite vote required under the Limited Liability Company Agreement and under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted for trading for the listing or admission to trading of the Common Units that would be issued upon any such conversion. Upon receipt of such approval and compliance with Section 5.14(f), the terms of the Class E Units will be changed, automatically and without further action, so that each Class E Unit is automatically converted into one Common Unit on the date on which the Company pays distributions attributable to the third quarter ending September 30, 2008 and immediately after the conversion of each Class E Unit into one Common Unit on such date, none of the Class E Units shall be Outstanding.
     (e) Change in Rules of National Securities Exchange. If at any time (i) the rules of the National Securities Exchange on which the Common Units are listed or admitted to trading or the staff interpretations of such rules are changed or (ii) facts or circumstances arise so that no vote or consent of Unitholders is required as a condition to the listing or admission to trading of the Common Units that would be issued upon any conversion of any Class E Units into Common Units as provided in Section 5.14(d), the terms of such Class E Units will be changed so that each Class E Unit is automatically converted (without further action or any vote of any Unitholders other than compliance with Section 5.14(f)) into one Common Unit on the date on which the Company pays distributions attributable to the third quarter ending September 30, 2008 and immediately after the conversion of each Class E Unit into one Common Unit, none of the Class E Units shall be Outstanding.
     (f) Surrender of Certificates. Upon receipt of the approval of the holders of the Outstanding Common Units, the Outstanding Class C Units and the Outstanding Class D Units to convert the Class E Units into Common Units in accordance with Section 5.14(d), a change
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Limited Liability Company Agreement, Page 8

in rules of the National Securities Exchange or a change in facts and circumstances as described in Section 5.14(e), the Board shall give the holders of the Class E Units prompt notice of such approval or change and additional notice of the conversion of the Class E Units into Common Units 10 days prior to the date on which the Company paid distributions attributable to the third quarter ending September 30, 2008. Upon the conversion of the Class E Units into Common Units in accordance with Section 5.14(d) each holder of Class E Units shall promptly surrender the Class E Unit Certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Class E Units. In the case of any such conversion, the Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class E Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the date of the event specified in Section 5.14(d) or Section 5.14(e), as the case may be, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units on said date.
(g) Voting Rights. The Class E Units are non-voting, except that the Class E Units shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class E Units in relation to other classes of Interests or as required by Law. The approval of a majority of the Class E Units shall be required to approve any matter for which the holders of the Class E Units are entitled to vote.
9. Section 6.1(c)(i) is hereby amended to add new Sections 6.1(c)(i)(C) and amend former Section 6.1(c)(i)(C) and redesignate that section as Section 6.1(c)(i)(D) as follows:
     (C) Third, if such Net Termination Gain is recognized prior to the conversion of the Class E Units pursuant to Section 5.14(d), 100% to all Unitholders holding Class E Units, Pro Rata, until the Capital Account in respect of each Class E Unit then Outstanding equals the sum of (1) the Unrecovered Capital with respect to a Common Unit at the time plus (2) if such Net Termination Gain is recognized (i) prior to or on the date on which the Company pays distributions to the Common Units attributable to the third quarter ending September 30, 2008, an amount equal to 100% of the Unpaid MQD or (ii) after the date on which the Company pays distributions to the Common Units attributable to the third quarter ending September 30, 2008, an amount equal to 110% of the Unpaid MQD; and
     (D) Fourth, 100% to all Unitholders in accordance with their respective Percentage Interests.
10. Section 6.1(c)(ii) is hereby amended and restated in its entirety to read as follows:
     (A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the Class E Units pursuant to Section 5.14(d), 100% to all
Amendment No. 3 to Third Amended and Restated
Limited Liability Company Agreement, Page 9

Unitholders holding Class E Units, Pro Rata, until the Capital Account in respect of each Class E Unit then Outstanding has been reduced to zero;
     (B) Second, to the Unitholders holding Common Units, Class C Units, or Class D Units, Pro Rata, until the Capital Account in respect of each Common Unit, Class C Unit, and Class D Unit then Outstanding has been reduced to zero; and
     (C) Third, the balance, if any, 100% to all Unitholders in accordance with their respective Percentage Interests.
11. Section 6.1(d)(iii) of the Limited Liability Company Agreement is hereby amended and restated in its entirety to read as follows:
     (iii) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed or deemed distributed pursuant to Section 5.5(a) of this Agreement, with respect to Class E Units or Privately Placed Common Units, or Section 10.3 of this Agreement) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (a) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (b) the number of Units owned by the Unitholder receiving the greater distribution.
12. Section 6.1(d)(xiii) of the Limited Liability Company Agreement is hereby amended to add new Section 6.1(d)(xiii)(C) as follows:
     (C) Class E Units and Privately Placed Common Units.
          (1) With respect to any taxable period of the Company ending upon, or after, a Book-Up Event, a Book-Down Event or a sale of all or substantially all of the assets of the Company occurring after the date of issuance of the Class E Units or the Privately Placed Common Units, Company items of income or gain for such taxable period shall be allocated 100% (1) to the Members holding Class E Units or converted Class E Units that are Outstanding as of the time of such event in proportion to the number of Class E Units or converted Class E Units held by such Members, until each such Member has been allocated the amount that increases the Per Unit Capital Amount of each such Class E Unit or converted Class E Unit to the Per Unit Capital Amount for a then Outstanding Initial Common Unit, and (2) to the Members holding Privately Placed Common Units that are Outstanding as of the time of such event in proportion to the number of Privately Placed Common Units held by such Members, until each such Member has been allocated the amount that increases the Per Unit Capital Amount of each
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Limited Liability Company Agreement, Page 10

such Privately Placed Common Unit to the Per Unit Capital Amount for a then Outstanding Initial Common Unit.
          (2) With respect to any taxable period of the Company ending upon, or after, the transfer of a converted Class E Unit, or Privately Placed Common Unit to a Person that is not an Affiliate of the holder, Company items of income or gain for such taxable period shall be allocated 100% (1) to the Members transferring such converted Class E Units in proportion to the number of converted Class E Units transferred by such Members, until each such Member has been allocated the amount that increases the Per Unit Capital Amount of each such converted Class E Unit to the Per Unit Capital Amount for a then Outstanding Initial Common Unit, and (2) to the Members transferring such Privately Placed Common Units in proportion to the number of Privately Placed Common Units transferred by such Members, until each such Member has been allocated the amount that increases the Per Unit Capital Amount of each such Privately Placed Common Unit to the Per Unit Capital Amount for a then Outstanding Initial Common Unit.
          (3) With respect to the first taxable period of the Company ending upon, or after, the date of issuance of the Class E Units or Privately Placed Common Units, at the election of a Member holding Class E Units or Privately Placed Common Units (the “Capital Account True-Up Election”), items of income or gain for such taxable period shall be allocated 100% to the Members making such Capital Account True-Up Election with respect to Class E Units or Privately Placed Common Units held by such Members, until each such Member has been allocated the amount that increases the Per Unit Capital Amount of each such Class E Unit or Privately Placed Common Unit to the Per Unit Capital Amount for a then Outstanding Initial Common Unit.
13. Article VI is hereby amended to add a new Section 6.9 as follows:
     Section 6.9 Special Provisions Relating to Holders of Converted Class E Units and Privately Placed Common Units. A holder of (1) a Privately Placed Common Unit or (2) a Class E Unit that has converted into a Common Unit pursuant to Section 5.14, shall be required to provide notice to the Board of the number of converted Class E Units or Privately Placed Common Units transferred by such holder no later than the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of the holder or (y) by virtue of the application of Section 6.1(d)(xiii)(C)(2) to a prior transfer of the Common Unit or the application of Section 6.1(d)(xiii)(C)(1) or Section 6.1(d)(xiii)(C)(3), the Board has previously determined, based on advice of counsel, that the Privately Placed Common Unit or converted Class E Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.9, the Board shall take whatever steps are required to provide economic uniformity to the Privately Placed Common Units or converted Class E Units in preparation for a transfer
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Limited Liability Company Agreement, Page 11

thereof, including the application of Section 6.1(d)(xiii)(C)(2) and Section 6.2(c)(ii).
B. Agreement in Effect. Except as hereby amended, the Limited Liability Company Agreement shall remain in full force and effect.
C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
D. Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
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Amendment No. 3 to Third Amended and Restated
Limited Liability Company Agreement, Page 12

     IN WITNESS WHEREFORE, this Amendment has been executed as of the date first written above.

COPANO ENERGY, L.L.C.
By:	/s/ John R. Eckel, Jr.
John R. Eckel, Jr.
Chairman of the Board and Chief Executive Officer

Signature Page to Amendment No. 3 to Third Amended
and Restated Limited Liability Company Agreement